U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the
     Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
     1935 or
             Section 30(f) of the Investment Company Act of 1940


( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.       Name and Address of Reporting Person*

         Last, First, Middle:               Deutsche Bank AG
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         Street:                    Taunusanlage 12
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         City, State, Zip:          60325 Frankfurt am Main Germany
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2.       Issuer Name and Ticker or Trading Symbol
                                    The Brazilian Equity Fund, Inc. (NYSE: BZL)
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3. IRS or Social Security Number of Reporting Person (Voluntary)
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4.                                  Statement for Month/Year January 2, 2003
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5.       If Amendment, Date of Original (Month/Year)
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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

         (     ) Director                         (  X  ) 10% Owner
         (     ) Officer (give title below)       (     ) Other (specify below)

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7.       Individual or Joint/Group Filing (Check Applicable Line)

         ( X ) Form filed by One Reporting Person
         (     ) Form filed by More than One Reporting Person
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* If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).


====================================================================================================================================
                                                Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
 ---------------- ----------- ----------- -------------------------------------- --------------------- ------------------ ----------
 1.  Title of     2.          3.        4.Securities Acquired (A) or  5. Amount of  6. Ownership    7. Nature of Indirect Beneficial
 Security         Transaction Transaction   Disposed of (D)            Securities      Form: Direct (D)   Ownership
     (Instr. 3)   Date        Code          (Instr. 3, 4 and 5)     Beneficially Owned  or Indirect (I)     (Instr. 4)
                  (Month/Day/   (Instr. 8)                             at End of Month   (Instr. 4)
                  Year)                                                (Instr. 3 and 4)
 ---------------- ----------- ---------- --------------------------- ----------------- ------------- -------------------------------
 ---------------- ----------- ------ --- ----------- ------ -------- ----------------- ------------- -------------------------------
                                                      (A)
                                                       or
                               Code   V     Amount    (D)    Price
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------
 The Brazil
 Equity Fund,        3/01/02     S           14,700          $5.13         640,400           D
 Inc.

 Common Stock,
 $0.001 Par
 Value
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------

                     3/04/02     S           11,000     A    $5.19         640,400           D
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------

                     3/05/02     S           24,300     A    $5.15         640,400           D
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------

                     3/08/02     S            8,700     A    $5.04         640,400           D
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------

                     3/15/02     S           10,100     A    $5.11         640,400           D
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------

                     4/02/02     S            8,500     A    $5.22         689,500           D
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------

                     4/05/02     S           14,500     A    $5.13         689,500           D
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------

                     4/09/02     S            6,000     A    $5.20         689,500           D
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------

                     4/10/02     S            5,000     A    $5.25         689,500           D
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------

                     4/12/02     S            5,000     A    $5.30         689,500           D
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------

                     4/25/02     S            5,000     A    $5.09         689,500           D
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------

                     4/30/02     S            5,100     A    $5.06         689,500           D
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------

                     5/08/02     S            9,300     A    $4.77         719,500           D
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------

                     5/23/02     S           10,100     A    $4.73         719,500           D
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------

                     5/28/02     S           10,600     A    $4.81         719,500           D
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------

                      6/7/02     S            6,200     A    $4.40         731,800           D
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------
 ---------------- ----------- ------ --- ----------- ------ -------- --------------- ------------- ---------------------------------

                     6/12/02     S            6,100     A    $4.32         731,800           D
 ================ =========== ====== === =========== ====== ======== =============== ============= =================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

===================================================================================================================================
            Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
--- ---------- ---------- ------------ ----------- ------------- ------------------ ------------ ---------- ---------- -------------
 1.         2.         3.           4.         5.Number      6. Date          7.Title and   8. Price  9.    10. Ownership    11.
 Title of   Conversion Transaction  Transaction of Derivative Exercisable and    Amount of    of     Number of  Form of   Nature of
 Derivative or         Date (Month/ Code        Securities    Expiration Date    Underlying Derivative DerivativeDerivative Indirect
 Security   Exercise   Day/Year)   (Instr. 8) Acquired (A) or (Month/Day/Year)   Securities Security Securities Security: Beneficial
 (Instr. 3) Price of                          Disposed of (D)              (Instr. 3 and 4)(Instr.Beneficially Direct (D)orOwnership
            Derivative                        (Instr. 3, 4                                   5)     Owned at   Indirect (I) (Instr.
            Security                          and 5)                                                 End of      (Instr. 4)  4)
                                                                                                       Month
                                                                                                      (Instr. 4)
--- ---------- ---------- ------------ ----------- --------------- ------------------ --------------- ---------- ---------- --------
--- ---------- ---------- ------------ ------- --- -------- ------ ----------- ------ --------- ----- ---------- ---------- --------
                                                                                                Amount or
                                                                      Date     Expiration       Number of
                                        Code    V    (A)      (D)  Exercisable Date    Title     Shares
--- ---------- ---------- ------------ ------- --- -------- ------ ----------- ------ --------- ---------- ---------- ---------- ---
--- ---------- ---------- ------------ ------- --- -------- ------ ----------- ------ --------- ---------- ---------- ---------- ---

(1)
--- ---------- ---------- ------------ ------- --- -------- ------ ----------- ------ --------- ---------- ---------- ---------- ---
--- ---------- ---------- ------------ ------- --- -------- ------ ----------- ------ --------- ---------- ---------- ---------- ---

(2)
--- ---------- ---------- ------------ ------- --- -------- ------ ----------- ------ --------- ---------- ---------- ---------- ---
--- ---------- ---------- ------------ ------- --- -------- ------ ----------- ------ --------- ---------- ---------- ---------- ---

(3)
--- ---------- ---------- ------------ ------- --- -------- ------ ----------- ------ --------- ---------- ---------- ---------- ---
--- ---------- ---------- ------------ ------- --- -------- ------ ----------- ------ --------- ---------- ---------- ---------- ---

--- ---------- ---------- ------------ ------- --- -------- ------ ----------- ------ --------- ---------- ---------- ---------- ---
--- ---------- ---------- ------------ ------- --- -------- ------ ----------- ------ --------- ---------- ---------- ---------- ---

=== ========== ========== ============ ======= === ======== ====== =========== ====== ========= ========== ========== ========== ===

Reminder: Report on a separate line for each class of securities beneficially            Jeffrey A. Ruiz                1/3/2003
          owned directly or indirectly.                                              **Signature of Reporting Person      Date


*     If the form is filed by more than one reporting person, see Instruction            Margaret M. Adams                1/3/2003
      4(b)(v).                                                                          **Signature of Reporting Person     Date

**     Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.


       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.


















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      **Signature of Reporting Person                             Date